Exhibit 10

January 4, 2017

Norman D. Finch, Jr.
200 Oakmont Lane
Waxhaw, North Carolina 28173

Dear Norm:

On behalf of Illinois Tool Works Inc. (“ITW”), we are pleased to extend an offer of employment to you as Senior Vice President - General Counsel. This letter outlines the specifics of our offer of employment.

Compensation:

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Base Salary: You are offered a base salary of $520,000 per year, which is payable bi-weekly, based on 26 pay periods per year. Base salary is subject to required withholdings. Your initial eligibility for a salary review will be in the first quarter of 2018.

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Short-Term Incentive Plan: You are eligible to participate in ITW’s Executive Incentive Plan (EIP), with a target award of 70% of your base salary. The incentive is based on ITW financial performance (current measures include operating income and organic revenue growth), and the payout range is 0 - 200% of your target. EIP incentive payouts are payable in the first quarter of the following year (based on your salary as of 12/31). Additional information will be provided after your start date.

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Long-Term Incentive Plan: You will be eligible to participate in the ITW Long-Term Incentive Plan (LTIP). This plan is provided to ITW executives to recognize their leadership role in driving the long-term success of the company. Shortly after your start of employment with ITW, you will receive a special LTIP award with a cash value in the amount of $1,550,000, to be split equally between stock options and restricted stock units (RSUs)(the stock options will vest 25% a year over 4 years and the RSUs vest 3 years from the grant date). This award is intended to compensate you for the near-term value of your unvested long-term incentive awards from your current employer. The grant date for this special award will be on the first trading day of the month following your hire date.

Additionally, provided that you are hired on or before February 10, 2017, you will also be recommended to receive an annual 2017 LTIP grant with a cash value of $825,000 (subject to approval by the Compensation Committee of the Board of Directors meeting on that date). Half of this LTIP award will be performance-based (payable in shares and cash at the end of the three-year performance period). The other half of the LTIP award will be options (vesting 25% over 4 years). Additional details will be provided at the time of grant.

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Sign on Bonus: You will be paid a one-time Sign-On Bonus of $230,000, less applicable tax withholdings, within 30 days of your hire date. This payment will be subject to supplemental withholding and to your execution of the attached Sign-On Bonus Agreement.

Employee Benefits

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Group Insurance Programs: You and your family are eligible for ITW’s comprehensive benefits, subject to the requirements established for each plan. Our plans currently include Medical and Prescription Drug, Dental, Flexible Spending, Wellness, Basic and Voluntary Life and Accident Insurance, Dependent Life, and Disability. Specifics of our plans are in the attached Employer Benefits Summary. You will be eligible to participate in these plans the first day of the month following your date of hire. If your hire date is the first day of a month, your benefits are effective that day.

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401(k) Plan: You may participate in ITW’s 401(k) Plan and contribute a portion of your salary, through payroll deduction, to a retirement savings program on a pre-tax basis or after-tax basis. You are immediately eligible to receive a company matching contribution if you save under the plan.

•	ECRIP: You are also eligible to participate in the ITW ECRIP, which is our nonqualified deferred compensation program, starting in 2017.

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Holidays and Vacation Time: ITW provides our employees 8 paid holidays and up to 3 floating holidays during the calendar year, depending on your hire date. You will be eligible for 4 weeks of vacation per year, which is accrued monthly from the start of your employment.

Miscellaneous

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Relocation Package: Your offer of employment includes relocation assistance (attached is a summary of your relocation benefits under the company’s program). Our relocation provider, PLUS Relocation Resources, Inc. will contact you to explain your relocation benefits and start the relocation process. Please note that these benefits expire one year after your hire date. In addition, this relocation assistance is subject to your executing the attached Relocation Payback Agreement.

Norm, we look forward to you joining our team at our Glenview offices on a date to be mutually agreed.
The offer of employment is contingent upon successful completion of a drug test (information regarding this requirement will be provided to you upon acceptance of our offer). You will also be required to agree to and sign and abide by the terms of ITW’s Statement of Principles of Conduct, Global Anti-Corruption Policy, and Confidentiality Protection and Assignment Agreement.

As a further condition of employment, in order to comply with the federal immigration laws, you will be required to complete a Form I-9 and present the specified identity and employment eligibility documents for our review upon commencing employment with us. Such documentation must be provided to ITW within three (3) business days of your date of hire (information regarding this requirement will be provided to you upon acceptance of our offer).

While we hope this is the beginning of a long and rewarding career, as with all of our employees, your employment with ITW should not be interpreted as creating anything other than an at-will employment relationship. In addition, ITW reserves the right to periodically review and adjust each of its compensation and benefit programs it offers to you in its sole discretion.

We are delighted at the prospect of you joining ITW’s leadership team. If you have any questions regarding this offer, please feel free to contact me. To confirm your acceptance of this offer, please sign the bottom of this letter acknowledging your acceptance and return to my attention.

Pam Glueck, Director-Corporate HR, will be your point of contact for new hire administration. You can reach her at 224.661-7712 or pglueck@itw.com.

Sincerely,

/s/ Katie Lawler
Katie Lawler
SVP, Chief HR Officer

Enclosures

/s/ Norman D. Finch Jr.             1/4/2017
Accepted and agreed to by: ____________________________________ Date: ________________________
Norman D. Finch Jr.